Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(2) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13G and all amendments thereto with respect to the Common Stock of Nxt-ID, Inc. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

The undersigned further agree that any amendments to such statement on Schedule 13D may be filed jointly on behalf of each of them without the necessity of entering into additional joint filing agreements.

The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Dated: January 18, 2017

WORLDVENTURES HOLDINGS, LLC

By:	/s/ Wayne T. Nugent
Wayne T. Nugent, Manager

/s/ Wayne T. Nugent
Wayne T. Nugent, Individually